Exhibit 99(b)                                                       Page 1 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
                                   (UNAUDITED)
                (Amounts in Thousands, Except for Per Share Data)

                                                               THREE MONTHS ENDED
                                          -------------------------------------------------------------

                                                   Amounts                        Percent of Sales
                                          ------------------------            -------------------------
                                          October 31,  November 2,  % Over    October 31,   November 2,
                                              2004        2003      (Under)      2004          2003
                                          -----------  ----------- ---------  ----------    -----------

Net sales                                 $   75,406      82,731      (8.9)%      100.0 %       100.0 %
Cost of sales                                 65,839      65,993      (0.2)%       87.3 %        79.8 %
                                          -----------  ----------- ---------  ----------    -----------
    Gross profit                               9,567      16,738     (42.8)%       12.7 %        20.2 %

Selling, general and
  administrative expenses                      8,838      10,296     (14.2)%       11.7 %        12.4 %
Goodwill impairment                            5,126           0     100.0 %        6.8 %         0.0 %
Restructuring expense                          1,292           0     100.0 %        1.7 %         0.0 %
                                          -----------  ----------- ---------  ----------    -----------
    Income (loss) from operations             (5,689)      6,442    (188.3)%       (7.5)%         7.8 %

Interest expense                                 937       1,509     (37.9)%        1.2 %         1.8 %
Interest income                                  (29)       (121)    (76.0)%       (0.0)%        (0.1)%
Other expense                                    173          62     179.0 %        0.2 %         0.1 %
                                          -----------  ----------- ---------  ----------    -----------
    Income (loss) before income taxes         (6,770)      4,992    (235.6)%       (9.0)%         6.0 %

Income taxes*                                 (2,577)      1,846    (239.6)%       38.1 %        37.0 %
                                          -----------  ----------- ---------  ----------    -----------
    Net income (loss)                     $   (4,193)      3,146    (233.3)%       (5.6)%         3.8 %
                                          ===========  =========== =========  ==========    ===========

Net income (loss) per share-basic             ($0.36)  $    0.27    (233.3)%
Net income (loss) per share-diluted           ($0.36)  $    0.27    (233.3)%
Net income per share, diluted,
 excluding restructuring and related
 charges and goodwill impairment (see
 proforma statement on page 7)            $     0.04   $    0.27     (85.2)%


Average shares outstanding-basic              11,549      11,524       0.2 %
Average shares outstanding-diluted            11,549      11,774      (1.9)%



                                                                SIX MONTHS ENDED
                                          -------------------------------------------------------------

                                                   Amounts                        Percent of Sales
                                          ------------------------            -------------------------
                                          October 31,  November 2,  % Over    October 31,   November 2,
                                              2004        2003      (Under)      2004          2003
                                          -----------  ----------- ---------  ----------    -----------

Net sales                                 $  143,255     156,407      (8.4)%      100.0 %       100.0 %
Cost of sales                                125,013     128,191      (2.5)%       87.3 %        82.0 %
                                          -----------  ----------- ---------  ----------    -----------
    Gross profit                              18,242      28,216     (35.3)%       12.7 %        18.0 %

Selling, general and administrative
 expenses                                     18,118      20,812     (12.9)%       12.6 %        13.3 %
Goodwill impairment                            5,126           0     100.0 %        3.6 %         0.0 %
Restructuring expense                          1,154           0     100.0 %        0.8 %         0.0 %
                                          -----------  ----------- ---------  ----------    -----------
    Income (loss) from operations             (6,156)      7,404    (183.1)%       (4.3)%         4.7 %

Interest expense                               1,877       3,006     (37.6)%        1.3 %         1.9 %
Interest income                                  (56)       (243)    (77.0)%       (0.0)%        (0.2)%
Other expense                                    387         301      28.6 %        0.3 %         0.2 %
                                          -----------  ----------- ---------  ----------    -----------
    Income (loss) before income taxes         (8,364)      4,340    (292.7)%       (5.8)%         2.8 %

Income taxes*                                 (3,119)      1,605    (294.3)%       37.3 %        37.0 %
                                          -----------  ----------- ---------  ----------    -----------
    Net income (loss)                     $  (5,245)       2,735    (291.8)%       (3.7)%         1.7 %
                                          ===========  =========== =========  ==========    ===========

Net income (loss) per share-basic             ($0.45)  $    0.24    (287.5)%
Net income (loss) per share-diluted           ($0.45)  $    0.23    (295.7)%
Net income (loss) per share, diluted,
 excluding restructuring and related
 charges and goodwill impairment (see
 proforma statement on page 8)                ($0.05)  $    0.23    (121.7)%
Average shares outstanding-basic              11,548      11,519       0.3 %
Average shares outstanding-diluted            11,548      11,718      (1.5)%

* Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                                                                    Page 2 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
               OCTOBER 31, 2004, NOVEMBER 2, 2003 AND MAY 2, 2004
                                    Unaudited
                             (Amounts in Thousands)


                                           Amounts                 Increase
                                   ------------------------       (Decrease)
                                   October 31,  November 2,  ---------------------   * May 2,
                                      2004         2003       Dollars     Percent       2004
                                   -----------  -----------  ---------   ---------   ---------
Current Assets
  Cash and cash equivalents        $   16,505       16,623       (118)      (0.7)%     14,568
  Short-term investments                    0       15,134    (15,134)    (100.0)%          0
  Accounts receivable                  26,590       31,342     (4,752)     (15.2)%     30,719
  Inventories                          48,528       53,848     (5,320)      (9.9)%     49,045
  Deferred income taxes                 4,980       12,303     (7,323)     (59.5)%      9,256
  Other current assets                  3,100        3,211       (111)      (3.5)%      1,634
                                   -----------  -----------  ---------   ---------   ---------
       Total current assets            99,703      132,461    (32,758)     (24.7)%    105,222

Property, plant & equipment, net       76,062       81,219     (5,157)      (6.3)%     77,770
Goodwill                                4,114        9,240     (5,126)     (55.5)%      9,240
Deferred income taxes                     834            0        834      100.0 %          0
Other assets                            1,327        1,892       (565)     (29.9)%      1,496
                                   -----------  -----------  ---------   ---------   ---------

       Total assets                $  182,040      224,812    (42,772)     (19.0)%    193,728
                                   ===========  ===========  =========   =========   =========



Current liabilities
  Current maturities of long-term
   debt                            $      594          539         55       10.2 %        528
  Accounts payable                     15,192       23,928     (8,736)     (36.5)%     15,323
  Accrued expenses                     11,962       13,522     (1,560)     (11.5)%     13,028
  Accrued restructuring                 5,458        6,712     (1,254)     (18.7)%      4,968
  Income taxes payable                      0        1,578     (1,578)    (100.0)%      1,850
                                   -----------  -----------  ---------   ---------   ---------
       Total current liabilities       33,206       46,279    (13,073)     (28.2)%     35,697

Long-term debt, less current
 maturities                            50,569       76,077    (25,508)     (33.5)%     50,502

Deferred income taxes                       0        3,851     (3,851)    (100.0)%      4,138
                                   -----------  -----------  ---------   ---------   ---------
       Total liabilities               83,775      126,207    (42,432)     (33.6)%     90,337

Shareholders' equity                   98,265       98,605       (340)      (0.3)%    103,391
                                   -----------  -----------  ---------   ---------   ---------

       Total liabilities and
        shareholders' equity       $  182,040      224,812    (42,772)     (19.0)%    193,728
                                   ===========  ===========  =========   =========   =========

Shares outstanding                     11,550       11,529         21        0.2 %     11,547
                                   ===========  ===========  =========   =========   =========

* Derived from audited financial statements

                                                                    Page 3 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX MONTHS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
                                    Unaudited
                             (Amounts in Thousands)

                                                                                         SIX MONTHS ENDED
                                                                                     -------------------------

                                                                                              Amounts
                                                                                     -------------------------
                                                                                     October 31,   November 2,
                                                                                        2004           2003
                                                                                     -----------   -----------
Cash flows from operating activities:
   Net income (loss)                                                                 $  (5,245)         2,735
   Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
       Depreciation                                                                      6,900          6,883
       Amortization of other assets                                                         70             91
       Stock-based compensation                                                            104            105
       Goodwill impairment                                                               5,126              0
       Deferred income taxes                                                              (696)             0
       Restructuring expense                                                             1,154              0
       Changes in assets and liabilities:
           Accounts receivable                                                           4,129            917
           Inventories                                                                     517         (4,296)
           Other current assets                                                         (1,466)            (7)
           Other assets                                                                    153            252
           Accounts payable                                                              1,228          5,121
           Accrued expenses                                                             (1,066)          (549)
           Accrued restructuring                                                          (440)        (1,031)
           Income taxes payable                                                         (1,850)         1,229
                                                                                     -----------   -----------
             Net cash provided by operating activities                                   8,618         11,450
                                                                                     -----------   -----------

Cash flows from investing activities:
   Capital expenditures                                                                 (5,556)        (2,954)
   Purchases of short-term investments                                                       0         (5,147)
                                                                                     -----------   -----------
             Net cash used in investing activities                                      (5,556)        (8,101)
                                                                                     -----------   -----------

Cash flows from financing activities:
   Payments on vendor-financed capital expenditures                                     (1,273)        (1,254)
   Proceeds from issuance of long-term debt                                                133            116
   Proceeds from common stock issued                                                        15             57
                                                                                     -----------   -----------
             Net cash used in financing activities                                      (1,125)        (1,081)
                                                                                     -----------   -----------

Increase in cash and cash equivalents                                                    1,937          2,268

Cash and cash equivalents at beginning of period                                        14,568         14,355
                                                                                     -----------   -----------

Cash and cash equivalents at end of period                                           $  16,505         16,623
                                                                                     ===========   ===========


Free Cash Flow (1)                                                                   $   1,789          7,242
                                                                                     ===========   ===========


--------------------------------------------------------------------------------------------------------------

(1) Free Cash Flow reconciliation is as follows:                                       2nd Qtr       2nd Qtr
                                                                                       FY 2005       FY 2004
                                                                                     -------------------------
A)  Net cash provided by operating activities                                            8,618         11,450
B)  Minus: Capital Expenditures                                                         (5,556)        (2,954)
C)  Minus: Payments on vendor-financed capital expenditures                             (1,273)        (1,254)
                                                                                     ----------    -----------
                                                                                         1,789          7,242
                                                                                     ==========    ===========
--------------------------------------------------------------------------------------------------------------

                                                                    Page 4 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                OCTOBER 31, 2004

                                          FISCAL 04                      FISCAL 05
                                          ---------   -----------------------------------------
                                             Q2            Q1           Q2        Q3        Q4
                                          ---------   -----------------------------------------

INVENTORIES
   Inventory turns                            5.1          4.7         5.2

RECEIVABLES
   Days sales in receivables                   34           30          32

WORKING CAPITAL
   Current ratio                               2.9         3.1         3.0
   Operating working capital turnover (1)      5.3         5.1         4.9
   Operating working capital (1)          $ 61,262    $ 61,468    $ 59,926

PROPERTY, PLANT & EQUIPMENT
   Depreciation rate                           6.3%        6.1%        6.1%(4)
   Percent property, plant &
    equipment are depreciated                 62.9%       64.2%       64.9%(4)
   Capital expenditures                   $  6,747(2) $  4,543    $  1,008

LEVERAGE
   Total liabilities/equity                  128.0%       84.2%       85.3%
   Long-term debt/equity                      77.7%       49.9%       52.1%
   Long-term debt/capital employed (3)        43.7%       33.3%       34.1%
   Long-term debt                         $ 76,616    $ 51,064    $ 51,163

OTHER
   Book value per share                   $   8.55    $   8.87    $   8.51
   Employees at quarter end                  2,373       2,235       2,165
   Sales per employee (annualized)        $139,161    $119,190    $137,102
   Capital employed (3)                   $175,221    $153,462    $149,428

(1) Working capital for this calculation is accounts receivable, inventories and accounts payable.
(2)  Expenditures for entire year.
(3)  Capital employed represents long-term debt plus stockholders equity;
     Long-term debt is long-term debt plus current maturities of of long- term debt.
(4) Property, plant & equipment ratios are calculated excluding accelerated depreciation of approximately $215,000.

                                                                    Page 5 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
       SALES, GROSS PROFIT AND OPERATING INCOME (LOSS) BY SEGMENT/DIVISION
        FOR THE THREE MONTHS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003

                             (Amounts in thousands)

                                                   THREE MONTHS ENDED (UNAUDITED)
                                   ----------------------------------------------------------------
                                            Amounts                        Percent of Total Sales
                                   -------------------------              -------------------------
                                   October 31,   November 2,    % Over    October 31,   November 2,
Net Sales by Segment                  2004          2003        (Under)       2004          2003
---------------------------------- -----------   -----------   --------   -----------   -----------

Mattress Fabrics
    Culp Home Fashions             $   26,886        26,788        0.4 %        35.7 %        32.4 %
                                   -----------   -----------   --------   -----------   -----------

Upholstery Fabrics
    Culp Decorative Fabrics            27,278        32,459      (16.0)%        36.2 %        39.2 %
    Culp Velvets/Prints                21,242        23,484       (9.5)%        28.2 %        28.4 %
                                   -----------   -----------   --------   -----------   -----------
                                       48,520        55,943      (13.3)%        64.3 %        67.6 %
                                   -----------   -----------   --------   -----------   -----------

    Net Sales                      $   75,406        82,731       (8.9)%       100.0 %       100.0 %
                                   ===========   ===========   ========   ===========   ===========


Gross Profit by Segment                                                      Gross Profit Margin
----------------------------------                                        -------------------------

Mattress Fabrics                   $    4,461         6,329      (29.5)%        16.6 %        23.6 %
Upholstery Fabrics                      6,230        10,409      (40.1)%        12.8 %        18.6 %
Restructuring related charges(1)       (1,124)            0      100.0 %        (2.3)%         0.0 %
                                   -----------   -----------   --------   -----------   -----------

    Gross Profit                   $    9,567        16,738      (42.8)%        12.7 %        20.2 %
                                   ===========   ===========   ========   ===========   ===========


Operating Income (loss) by Segment                                      Operating Income (Loss) Margin
----------------------------------                                      ------------------------------

Mattress Fabrics                   $    2,676         4,247      (37.0)%        10.0 %        15.9 %
Upholstery Fabrics                        216         3,452      (93.7)%         0.4 %         6.2 %
Unallocated corporate expenses         (1,039)       (1,257)     (17.3)%        (1.4)%        (1.5)%
Goodwill impairment                    (5,126)            0     (100.0)%        (6.8)%         0.0 %
Restructuring and related charges
 and credits (1)                       (2,416)            0     (100.0)%        (5.0)%         0.0 %
                                   -----------   -----------   --------   -----------   -----------

    Operating income (loss)        $   (5,689)        6,442     (188.3)%        (7.5)%         7.8 %
                                   ===========   ===========   ========   ===========   ===========


Depreciation by Segment
----------------------------------

Mattress Fabrics                   $      915(2)       942        (2.9)%
Upholstery Fabrics                      2,408(2)      2,498       (3.6)%
                                   -----------   -----------   --------
Total Depreciation                 $    3,323         3,440       (3.4)%
                                   ===========   ===========   ========


(1) The $1.1 million represents restructuring related charges for inventory markdowns and accelerated depreciation. The $2.4 million represents the $1.1 million restructuring related charges plus $1.3 million in restructuring charges for fixed asset write-downs and accrued termination benefits.

(2) Excludes accelerated depreciation of approximately $215,000 associated with plant and equipment scheduled to be disposed of over the next six months.

                                                                   Page 6 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
       SALES, GROSS PROFIT AND OPERATING INCOME (LOSS) BY SEGMENT/DIVISION
         FOR THE SIX MONTHS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003

                             (Amounts in thousands)


                                                  SIX MONTHS ENDED (UNAUDITED)
                                   ----------------------------------------------------------------
                                            Amounts                        Percent of Total Sales
                                   -------------------------              -------------------------
                                   October 31,   November 2,    % Over    October 31,   November 2,
Net Sales by Segment                  2004          2003        (Under)       2004          2003
---------------------------------- -----------   -----------   --------   -----------   -----------

Mattress Fabrics
    Culp Home Fashions             $   52,839        54,008       (2.2)%        36.9 %        34.5 %
                                   -----------   -----------   --------   -----------   -----------

Upholstery Fabrics
    Culp Decorative Fabrics            51,197        62,076      (17.5)%        35.7 %        39.7 %
    Culp Velvets/Prints                39,219        40,323       (2.7)%        27.4 %        25.8 %
                                   -----------   -----------   --------   -----------   -----------
                                       90,416       102,399      (11.7)%        63.1 %        65.5 %
                                   -----------   -----------   --------   -----------   -----------

    Net Sales                      $  143,255       156,407       (8.4)%       100.0 %       100.0 %
                                   ===========   ===========   ========   ===========   ===========


Gross Profit by Segment                                                      Gross Profit Margin
----------------------------------                                        -------------------------

Mattress Fabrics                   $    9,255        12,401      (25.4)%        17.5 %        23.0 %
Upholstery Fabrics                     10,186        15,815      (35.6)%        11.3 %        15.4 %
Restructuring related charges(1)       (1,199)            0      100.0 %        (1.3)%         0.0 %
                                   -----------   -----------   --------   -----------   -----------

    Gross Profit                   $   18,242        28,216      (35.3)%        12.7 %        18.0 %
                                   ===========   ===========   ========   ===========   ===========


Operating Income (loss) by Segment                                      Operating Income (Loss) Margin
----------------------------------                                      ------------------------------

Mattress Fabrics                   $    5,575         8,391      (33.6)%        10.6 %        15.5 %
Upholstery Fabrics                     (2,403)        1,733     (238.7)%        (2.7)%         1.7 %
Unallocated corporate expenses         (1,849)       (2,720)     (32.0)%        (1.3)%        (1.7)%
Goodwill impairment                    (5,126)            0     (100.0)%        (3.6)%         0.0 %
Restructuring and related charges
 and credits (1)                       (2,353)            0     (100.0)%        (2.6)%         0.0 %
                                   -----------   -----------   --------   -----------   -----------

    Operating income (loss)        $   (6,156)        7,404     (183.1)%        (4.3)%         4.7 %
                                   ===========   ===========   ========   ===========   ===========


Depreciation by Segment
----------------------------------

Mattress Fabrics                   $    1,844(2)      1,886       (2.2)%
Upholstery Fabrics                      4,841(2)      4,997       (3.1)%
                                   -----------   -----------   --------
Total Depreciation                 $    6,685         6,883       (2.9)%
                                   ===========   ===========   ========

(1) The $1.2 million represents restructuring related charges for inventory markdowns and accelerated depreciation. The $2.4 million represents the $1.2 million restructuring related charges plus $1.2 million in restructuring charges for fixed asset write-downs and accrued termination benefits.

(2) Excludes accelerated depreciation of approximately $215,000 associated with plant and equipment scheduled to be disposed of over the next six months.

                                                                   Page 7 of 13

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
        FOR THE THREE MONTHS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                    THREE MONTHS ENDED
                   ----------------------------------------------------------------------------------------------------------------
                                                     October 31,                                        November 2,
                                                        2004                                               2003
                       As                             Proforma              As                           Proforma
                    Reported                           Net of            Reported                          Net of          Proforma
                    October   % of    Adjust-  % of    Adjust-    % of   November  % of  Adjust-  % of   Adjust-     % of   % Over
                    31, 2004  Sales    ments  Sales     ments    Sales    2, 2003 Sales   ments  Sales    ments     Sales   (Under)
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------

Net sales          $  75,406  100.0%       0             75,406  100.0%   82,731  100.0%       0            82,731  100.0%    -8.9%
Cost of sales         65,839   87.3%  (1,124)  -1.5%(1)  64,715   85.8%   65,993   79.8%       0   0.0%     65,993   79.8%    -1.9%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
  Gross profit         9,567   12.7%  (1,124)  -1.5%     10,691   14.2%   16,738   20.2%       0   0.0%     16,738   20.2%   -36.1%

Selling, general
 and administrative
 expenses              8,838   11.7%       0    0.0%      8,838   11.7%   10,296   12.4%       0   0.0%     10,296   12.4%   -14.2%
Goodwill impairment    5,126    6.8%  (5,126)   0.0%(3)       0    0.0%        0    0.0%       0   0.0%          0    0.0%     0.0%
Restructuring
 expense               1,292    1.7%  (1,292)  -1.7%(2)       0    0.0%        0    0.0%       0   0.0%          0    0.0%     0.0%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
  Income (loss)
   from operations    (5,689)  -7.5%  (7,542) -10.0%      1,853    2.5%    6,442    7.8%       0   0.0%      6,442    7.8%   -71.2%

Interest expense         937    1.2%       0    0.0%        937    1.2%    1,509    1.8%       0   0.0%      1,509    1.8%   -37.9%
Interest income          (29)   0.0%       0    0.0%        (29)   0.0%     (121)  -0.1%       0   0.0%       (121)  -0.1%   -76.0%
Other expense            173    0.2%       0    0.0%        173    0.2%       62    0.1%       0   0.0%         62    0.1%   179.0%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
  Income (loss)
   before income
   taxes              (6,770)  -9.0%  (7,542) -10.0%        772    1.0%    4,992    6.0%       0   0.0%      4,992    6.0%   -84.5%

Income taxes          (2,577)  38.1%  (2,844)  37.7%(4)     267   34.6%    1,846   37.0%       0   0.0%      1,846   37.0%   -85.5%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
Net income (loss)  $  (4,193)  -5.6%  (4,698)  -6.2%        505    0.7%    3,146    3.8%       0   0.0%      3,146    3.8%   -84.0%
                   ================= =============== ================== ================ ============== ================== ========

Net income (loss)
 per share-basic      ($0.36)         ($0.41)             $0.04            $0.27           $0.00             $0.27
Net income (loss)
 per share-diluted    ($0.36)         ($0.41)             $0.04            $0.27           $0.00             $0.27
Average shares
 outstanding-basic    11,549          11,549             11,549           11,524          11,524            11,524
Average shares
 outstanding-diluted  11,549          11,549             11,722           11,774          11,774            11,774

Notes:
(1) The $1.1 million represents restructuring related charges for inventory markdowns and accelerated depreciation.
(2) The $1.3 million restructuring charge represents fixed asset write-downs and accrued termination benefits.
(3) The $5.1 million represents a goodwill impairment charge related to the Culp Decorative Fabrics division.
(4) The percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.

                                                                    Page 8 of 13

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
         FOR THE SIX MONTHS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                    SIX MONTHS ENDED
                   ----------------------------------------------------------------------------------------------------------------
                                                     October 31,                                        November 2,
                                                        2004                                               2003
                       As                             Proforma              As                           Proforma
                    Reported                           Net of            Reported                          Net of          Proforma
                    October   % of    Adjust-  % of    Adjust-    % of   November  % of  Adjust-  % of   Adjust-     % of   % Over
                    31, 2004  Sales    ments  Sales     ments    Sales    2, 2003 Sales   ments  Sales    ments     Sales   (Under)
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------

Net sales          $ 143,255  100.0%       0            143,255  100.0%  156,407  100.0%       0           156,407  100.0%    -8.4%
Cost of sales        125,013   87.3%  (1,199)  -0.8%(1) 123,814   86.4%  128,191   82.0%       0   0.0%    128,191   82.0%    -3.4%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
  Gross profit        18,242   12.7%  (1,199)  -0.8%     19,441   13.6%   28,216   18.0%       0   0.0%     28,216   18.0%   -31.1%

Selling, general
 and administrative
 expenses             18,118   12.6%       0    0.0%     18,118   12.6%   20,812   13.3%       0   0.0%     20,812   13.3%   -12.9%
Goodwill impairment    5,126    3.6%  (5,126)   0.0%          0    0.0%        0    0.0%       0   0.0%          0    0.0%     0.0%
Restructuring
 expense               1,154    0.8%  (1,154)  -0.8%(2)       0    0.0%        0    0.0%       0   0.0%          0    0.0%     0.0%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
  Income (loss)
   from operations   (6,156)   -4.3%  (7,479)  -5.2%      1,323    0.9%    7,404    4.7%       0   0.0%      7,404    4.7%   -82.1%

Interest expense       1,877    1.3%       0    0.0%      1,877    1.3%    3,006    1.9%       0   0.0%      3,006    1.9%   -37.6%
Interest income          (56)   0.0%       0    0.0%        (56)   0.0%     (243)  -0.2%       0   0.0%       (243)  -0.2%   -77.0%
Other expense            387    0.3%       0    0.0%        387    0.3%      301    0.2%       0   0.0%        301    0.2%    28.6%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
  Income (loss)
   before income
   taxes              (8,364)  -5.8%  (7,479)  -5.2%       (885)  -0.6%    4,340    2.8%       0   0.0%      4,340    2.8%  -120.4%

Income taxes          (3,119)  37.3%  (2,823)  37.7%(4)    (296)  33.5%    1,605   37.0%       0   0.0%      1,605   37.0%  -118.5%
                   ----------------- --------------- ------------------ ---------------- -------------- ------------------ --------
Net income (loss)  $  (5,245)  -3.7%  (4,656)  -3.3%       (589)  -0.4%    2,735    1.7%       0   0.0%      2,735    1.7%  -121.5%
                   ================= =============== ================== ================ ============== ================== ========

Net income (loss)
 per share-basic      ($0.45)         ($0.40)            ($0.05)           $0.24           $0.00             $0.24
Net income (loss)
 per share-diluted    ($0.45)         ($0.40)            ($0.05)           $0.23           $0.00             $0.23
Average shares
 outstanding-basic    11,548          11,548             11,548           11,519          11,519            11,524
Average shares
 outstanding-diluted  11,548          11,548             11,548           11,718          11,718            11,774

Notes:
(1) The $1.2 million represents restructuring related charges for inventory markdowns and accelerated depreciation.
(2) The $1.2 million restructuring charge represents fixed asset write-downs and accrued termination benefits.
(3) The $5.1 million represents a goodwill impairment charge related to the Culp Decorative Fabrics division.
(4) The percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
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

                                                                    Page 9 of 13

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended October 31 , 2004 and November 2, 2003


OVERVIEW
--------

Highlights for the second quarter ended October 31, 2004, include:

o Announced strategic plan expected to realize over $14 million in annual savings
o    Restructuring initiatives underway to consolidate domestic capacity
o Continued expansion of offshore manufacturing and sourcing capabilities, with sales of these upholstery fabrics up 143 percent over the same period last year
o Long-term debt-to-capital ratio of 34.1 percent compared with 43.7 percent a year ago

GENERAL -- The financial results for the second quarter reflect weak demand for upholstery fabrics and industry wide pricing pressure impacting the mattress fabrics segment. While the company anticipated the normal seasonal pick-up in demand that occurs in the fall, sales in the upholstery segment were approximately 13% lower than the same period last year. Overall, the retail furniture business has not demonstrated signs of a meaningful recovery from the summer slowdown. For the second quarter of fiscal 2005, consolidated net sales decreased 8.9% to $75.4 million; and the company reported a net loss of $4.2 million, or $0.36 per share diluted, compared with net income of $3.1 million, or $0.27 per diluted share, for the second quarter of fiscal 2004. The financial results for this quarter reflect a total of $2.4 million in restructuring and related charges, and $5.1 million in goodwill impairment. Excluding these charges, net income for the second quarter of fiscal 2005 was $505,000, or $0.04 per share (see reconciliation on page 7). For the first six months of fiscal
2005, net sales decreased 8.4% to $143.3 million; and the company reported a net loss of $5.2 million, or $0.45 per share diluted, compared with net income of $2.7 million or $0.23 per share diluted, for the same period last year.
Excluding restructuring and related charges and goodwill impairment, net loss for the first six months of fiscal 2005 was $589,000, or $0.05 per share diluted
(see reconciliation on page 8). Year-to-date for fiscal 2005 included 26 weeks versus 27 weeks for the same period of fiscal 2004.

RESTRUCTURING AND RELATED CHARGES -- The financial results for the second quarter include a total of $7.5 million in restructuring and related charges and goodwill impairment. The charges are made up of the following: (1) $5.1 million of goodwill impairment , which is the result of an evaluation of all of the remaining goodwill associated with the upholstery fabrics segment; (2) $1.3 million in restructuring expenses related to the Culp Decorative Fabrics ("CDF") and Culp Velvets/Prints ("CVP") divisions, which includes approximately $1.0 million in personnel costs and approximately $300,000 in write-downs of equipment; and (3) $1.1 million of restructuring related costs for the CDF division, which include inventory mark-downs and accelerated depreciation associated with plant and equipment scheduled to be disposed of, either by sale or by abandonment, over the next six months. As reflected in the financial statements, restructuring and related expenses were recorded as $1.3 million in the line item "restructuring expense" and $1.1 million in "cost of sales." The goodwill impairment charge and restructuring and related expenses have reduced net income per share by $0.41 for the second quarter of fiscal 2005. The goodwill impairment was accounted for in accordance with SFAS 142, "Goodwill and Other Intangible Assets." The write-down of equipment and accelerated depreciation was accounted for in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Personnel costs were accounted for in accordance with SFAS No. 112, "Accounting for Employers' Accounting for Postemployment Benefits."

Upholstery Fabrics Segment

The restructuring and related charges for the upholstery fabrics segment reflect the restructuring initiative announced in October 2004. The restructuring plan is designed to reduce costs, increase asset utilization and improve profitability within the upholstery fabrics segment. The company has made substantial progress over the past several years with previous restructuring initiatives. However, with continued pressure on demand in this segment, management has decided to move forward with plans to further adjust the company's cost structure and bring U.S. manufacturing capacity in line with current and expected demand. The restructuring plan principally involves consolidation of the company's decorative fabrics weaving operations by closing
Culp's facility in Pageland, South Carolina, and consolidating those operations into the Graham, North Carolina facility. Additionally, the company will be consolidating its yarn operations by integrating the production of the Cherryville, North Carolina plant into the company's Shelby, North Carolina facility. Another important element of the restructuring plan will be a substantial reduction in certain raw material and finished goods stock keeping units, or SKUs, to reduce manufacturing complexities and lower costs, with the ongoing objective of identifying and eliminating products that are not generating acceptable volumes or margins. Finally, the company is making significant reductions in selling, general and administrative expenses. Overall, these restructuring actions will reduce the number of associates by approximately 250 people, representing approximately 14 percent of those in Culp's upholstery fabrics segment. The implementation of these restructuring initiatives has already begun and is expected to be completed by May 1, 2005, the end of the current fiscal year. The company expects the restructuring actions to result in total pre-tax charges of approximately $20 million ($13 million on an after-tax basis). Approximately $15 million of the pre-tax amount is expected to be non-cash items, including $5.1 million for goodwill impairment. As described above, of the total charges expected, $7.5 million
($4.7 million, net of taxes, or $0.41 per diluted share) was incurred in the second fiscal quarter. The remaining charges are expected to be recorded in the third and fourth quarters of fiscal 2005, as incurred.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended October 31 , 2004 and November 2, 2003


As a result of these plant consolidations and other cost-reduction initiatives, the company expects to realize annual savings of approximately $9.5 million, of which approximately $4.0 million will be in fixed manufacturing costs, an estimated $2.0 million in variable manufacturing costs, and approximately $3.5 million in selling, general and administrative costs. Once these initiatives are completed, the company will have seven manufacturing facilities operating in the upholstery fabrics segment, including one facility in China. Management believes this configuration will allow the company to utilize its domestic operations more efficiently, especially for promotional, commercial fabric and make-to-order businesses. At the same time, the company intends to continue aggressively pursuing its strategy to source upholstery fabrics that are not manufactured in the U.S. As described in more detail below, sales of upholstery fabrics produced outside of the company's U.S. manufacturing plants are accounting for an increasing percentage of the company's overall upholstery fabric sales. Management believes that blending efficient domestic manufacturing with an aggressive offshore manufacturing and sourcing strategy allows the company to offer a compelling value proposition and better meet customer demands.

Mattress Fabrics Segment

In order to reduce manufacturing costs, the company will be consolidating its mattress fabric manufacturing into two plants located in Quebec, Canada, and Stokesdale, North Carolina. This project will involve relocation of ticking looms from an upholstery fabric plant and the purchase of new looms that are faster and more efficient than the equipment they will replace. The capital expenditure amount budgeted for this project is approximately $7.0 million over the current and next fiscal year. This project will begin in November 2004 and is expected to be completed by August 2005. The company anticipates approximately $4.5 million in annualized savings to be achieved as a result of this capital project.


STATEMENT OF OPERATIONS COMMENTS
--------------------------------

MATTRESS FABRICS SEGMENT (See page 5 - Sales, Gross Profit and Operating Income
(Loss) by Segment)

     Net Sales -- Mattress fabric (known as mattress ticking) sales of $26.9 million for the second quarter of fiscal 2005 were up slightly from the same period a year ago. Mattress ticking yards sold during the second quarter of fiscal 2005 were 11.3 million compared with 10.9 million yards in the second quarter of last year, an increase of 3.7%. This increase in yards sold is noteworthy because it occurred as the bedding industry nears the completion of the transition to selling predominantly one-sided mattresses, which utilize about one-third less mattress ticking. The average selling price was $2.35 per yard for the second quarter, compared to $2.43 per yard in the same quarter last year, a decrease of 3.3%.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended October 31 , 2004 and November 2, 2003


     Operating income -- For the second quarter of fiscal 2005, the mattress fabrics segment reported operating income of $2.7 million, or 10.0% of sales, compared with $4.2 million, or 15.9% of sales, for the prior year period. Operating income was primarily impacted by industry wide pricing pressure and inventory markdowns related to certain customer programs. Additionally, operating income was negatively impacted by increased raw material costs due primarily to the increased cost of petroleum based products. Also, mattress manufacturers are currently incurring higher costs for other mattress components, such as steel, as well as costs associated with flame retardant requirements. As a result of these increased costs, mattress manufacturers are placing additional pressure on mattress ticking prices, and in some instances manufacturers are moving to lower priced ticking.

UPHOLSTERY FABRICS SEGMENT (See page 5-Sales, Gross Profit and Operating Income
(Loss) by Segment)

     Net Sales -- Upholstery fabric sales for the second quarter of fiscal 2005 decreased 13.3% to $48.5 million when compared to the second quarter of fiscal 2004. The lower sales primarily reflect soft demand by furniture retailers, as well as current consumer preference for leather furniture and increased competition from imported fabrics, including cut and sewn kits, primarily from Asia.

     With the company's offshore sourcing efforts, including the China platform, the company is experiencing higher sales of upholstery fabric products produced outside of the company's U.S. manufacturing plants. These sales increased 143% over the prior year period and accounted for approximately $7.0 million or 14.4% of upholstery fabric sales for the quarter. Offshore sourced fabrics of $2.9 million accounted for approximately 5.1% of upholstery fabric sales for the same period last year.

     Upholstery fabric yards sold during the second quarter were 10.7 million versus 13.1million in the second quarter of fiscal 2004, a decline of 18.3%. Average selling price was $4.23 per yard for the second quarter compared with $4.13 per yard in the same quarter of last year, an increase of 2.4 %, due to higher average selling prices in both the CDF and CVP divisions.

     Operating income (loss) -- Operating income for the second quarter of fiscal 2005 was $216,000, or .4% of sales, compared with operating income of $3.5 million, or 6.2% of sales, for the same period last year. The significant decrease in segment income as compared to last year was primarily due to further underutilization of the company's U.S. manufacturing capacity. Additionally, the upholstery fabrics segment has been experiencing higher raw material costs due mainly to the increase in cost of petroleum based products.

     SG&A EXPENSES -- SG&A expenses of $8.8 million for the second quarter of fiscal 2005 decreased approximately $1.5 million, or 14.2%, from the prior year amount. As a percent of net sales, SG&A expenses decreased to 11.7% from 12.4% the previous year, due mostly to lower incentive compensation expense and lower professional fees.

     Unallocated Corporate Expenses - The unallocated corporate expense category includes certain items that have not been allocated to the company's segments (see Page 5 - Sales and Gross Profit/Operating Income (Loss) by Segment). The major components of unallocated corporate expenses include compensation and benefits for certain executive officers and all costs related to being a public company. For the second quarter of fiscal 2005, unallocated corporate expenses totaled $1.0 million compared with $1.3 million for the same period last year, reflecting a decrease in incentive compensation expense and professional fees.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the second quarter declined to $937,000 from $1.5 million the previous year due to lower borrowings outstanding. Interest income decreased to $29,000 from $121,000 the previous year due to lower invested balances in fiscal 2005.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended October 31 , 2004 and November 2, 2003


     INCOME TAXES - The effective tax rate (taxes as a percentage of pretax income (loss)) for the first six months of fiscal 2005 was 37.3% compared with 37.0% for the first six months of fiscal 2004. Excluding restructuring and related charges and goodwill impairment, the effective tax rate for the first half of fiscal 2005 was 33.5%

BALANCE SHEET COMMENTS
----------------------

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents as of October 31, 2004 increased to $16.5 million from $14.6 million at the end of fiscal 2004, primarily reflecting cash flow from operations of $8.6 million and capital expenditures and payments on vendor financed capital expenditures of $6.9 million.

     WORKING CAPITAL -- Accounts receivable as of October 31, 2004 decreased 15.2% from the year-earlier level. Days sales outstanding totaled 32 days at October 31, 2004 compared with 34 days a year ago. Inventories at the close of the second quarter decreased 9.9% from a year ago. Inventory turns for the second quarter were 5.2 versus 5.1 for the year-earlier period. Operating working capital (comprised of accounts receivable and inventories, less trade accounts payable) was $59.9 million at October 31, 2004, down from $ 61.3 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for the first six months of fiscal 2005 was $5.5 million, including approximately $4.3 million for the purchase of a building that will serve as the company's new corporate offices and as new space for the company's showrooms. The company expects the annual operating costs of the new building to be significantly lower than the lease and related costs associated with the current facilities. Depreciation for the second quarter was $3.5 million, of which approximately $215,000 was related to accelerated depreciation associated with plant and equipment scheduled to be disposed of over the next six months. As part of the fiscal 2005 restructuring plan, the company increased the capital budget by $6.1 million to approximately $15.6 million, of which $4.9 million relates to the mattress ticking plant consolidation.

     INTANGIBLE ASSETS -- As of October 31, 2004, $4.1 million in goodwill, which relates to the mattress fabrics segment, is the company's only intangible asset. In the second quarter of fiscal 2005, the company's $5.1 million in remaining goodwill associated with the upholstery fabrics segment was written off based on an evaluation of this segment in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

     LONG-TERM DEBT -- The company's long-term debt of $51.2 million is unsecured and is comprised of $50.0 million in outstanding senior notes, with a fixed interest rate of 7.76%, and a $1.2 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at October 31, 2004. The current bank agreement, which was due to expire in August 2004, has been extended to August 2005. The first scheduled principal payment on the $50.0 million senior notes is due March 2006 in the amount of $7.5 million. The Canadian government loan is repaid in annual installments of approximately $500,000 per year. The company was in compliance with all financial covenants in its loan agreements as of October 31, 2004.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended October 31 , 2004 and November 2, 2003


CASH FLOW FROM OPERATIONS COMMENTS
----------------------------------

     Cash flow from operations was $8.6 million for the first six months of fiscal 2005, compared with $11.5 million for the same period last year. This decrease was due primarily to lower profitability.

BUSINESS OUTLOOK
----------------

     The third quarter is typically a slower period for the company's overall business as a result of traditional holiday plant shutdowns. For the current quarter, the company expects mattress ticking sales to approximate the third quarter sales from last year and expects the operating income margin in this segment to approximate the margin of 10.0 percent reported for the second quarter of this year. With respect to the upholstery fabrics segment, the outlook still remains uncertain for a recovery in demand for domestically produced upholstery fabrics. For the third quarter, upholstery fabrics segment sales are expected to decrease slightly more than the second quarter decline of
13.3 percent. The company expects this sales decline, combined with the raw material price increases the company is currently experiencing, will result in an operating loss for this segment. During the third fiscal quarter, the company estimates that previously announced restructuring and related charges of approximately $7.0 million ($4.4 million, net of taxes, or $0.38 per diluted share) will be incurred. Including these charges, the company expects to report a net loss in the range of $0.44 to $0.48 per share diluted. Excluding the restructuring and related charges, the company expects to report a net loss for the third fiscal quarter of $0.06 to $0.10 per diluted share, with the actual results depending primarily on the level of demand throughout the quarter.